Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Gorilla Technology Group Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, $0.001 par value per share	(1)	457(a)	2,794,649	$11.21	$31,328,015.29	0.0001381	$4,326.40

Total Offering Amounts:						$31,328,015.29		4,326.40
Total Fee Offsets:								0.00
Net Fee Due:								$4,326.40

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers any additional securities that may be offered or become issuable pursuant to the plans described herein in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding ordinary shares, $0.001 par value per share (“Ordinary Shares”).

Represents Ordinary Shares reserved for issuance under the Gorilla Technology Group Inc. 2023 Omnibus Incentive Plan as of the date of this Registration Statement.

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee on the basis of $11.21, which is based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on March 13, 2026.